Exhibit 10.1

AMENDMENT NO. 6
TO THE
ENSCO SAVINGS PLAN
(As Revised and Restated Effective January 1, 1997)

       THIS AMENDMENT NO. 6, executed this 1st day of September, 2005, and effective as of the dates specified herein, by ENSCO International Incorporated, having its principal office in Dallas, Texas (hereinafter referred to as the "Company").

       W I T N E S S E T H:

       WHEREAS, the Company revised and restated the ENSCO Savings Plan (the "Plan"), effective January 1, 1997, except for certain provisions for which another effective date was subsequently provided elsewhere in the terms of the Plan, to (i) incorporate the prior amendments to the Plan, (ii) incorporate such other provisions as were necessary due to the merger of the Penrod Thrift Plan and the Dual 401(k) Plan into the Plan, (iii) clarify the definition of "annual compensation" used for nondiscrimination testing under Sections 401(k) and 401(m) of the Code, and (iv) bring the Plan into compliance with the Internal Revenue Code of 1986, as amended (the "Code"), as modified by the Small Business Job Protection Act of 1996, the General Agreement on Tariffs and Trade under the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000, as well as all applicable rules, regulations and administrative pronouncements enacted, promulgated or issued since the date the Plan was last restated;

       WHEREAS, the Company adopted Amendment No. 1 to the revised and restated Plan, effective January 1, 2002, to reflect the proposed Treasury regulations (the "Proposed Regulations") issued under Section 401(a)(9) of Code;

       WHEREAS, the Company adopted Amendment No. 2 to the revised and restated Plan, effective as of January 1, 2002, except as specifically otherwise in Amendment No. 2, to (i) reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA") which generally became applicable to the Plan effective as of January 1, 2002, and (ii) constitute good faith compliance with the requirements of EGTRRA;

       WHEREAS, the Pension and Welfare Benefits Administration of the Department of Labor issued final regulations establishing new standards for processing benefit claims of participants and beneficiaries under Section 15.6 of the Plan which have been clarified by further guidance from the Pension and Welfare Benefits Administration (collectively the "Final Claims Procedure Regulations");

       WHEREAS, the Proposed Regulations for which the revised and restated Plan was amended by Amendment No. 1 were replaced by final Treasury regulations that were issued April 17, 2002 under section 401(a)(9) of the Code relating to required minimum distributions under Section 15.4 of the Plan (the "Final Required Minimum Distribution Regulations");

       WHEREAS, the Company acquired Chiles Offshore Inc. ("Chiles"), effective August 7, 2002, pursuant to a merger agreement among the Company, Chore Acquisition, Inc. ("Chore"), a wholly-owned subsidiary of the Company, and Chiles, whereby Chiles was merged with and into Chore, with Chore being the surviving company and continuing to exist as a wholly-owned subsidiary of the Company and the successor sponsor to Chiles of the Chiles Offshore Inc. 401(k) Retirement Savings Plan (the "Chiles 401(k) Plan");

       WHEREAS, the employees of Chiles that continued as employees of a subsidiary of the Company on and after August 7, 2002 continued to be eligible to participate in the Chiles 401(k) Plan through September 30, 2002 and then became eligible to participate in the Plan effective October 1, 2002;

       WHEREAS, the Chiles 401(k) Plan was merged into the Plan effective October 1, 2002 and the assets of the Chiles 401(k) Plan were transferred on October 1, 2002 from the trust established pursuant to the Chiles 401(k) Plan to the trust established pursuant to the Plan;

       WHEREAS, the Company adopted Amendment No. 3 to the revised and restated Plan, effective as of October 1, 2002, unless specifically provided otherwise in Amendment No. 3, to, among other things, (i) revise Section 15.6 of the Plan to provide that the administrator of the Plan shall process benefit claims of participants and beneficiaries pursuant to the claims procedure specified in the summary plan description for the Plan which shall comply with the Final Claims Procedure Regulations, as may be amended from time to time, (ii) reflect the Final Required Minimum Distribution Regulations by amending Section 15.4 of the Plan consistent with the Model Amendment provided by the Internal Revenue Service in Rev. Proc. 2002-29, (iii) permit participation in the Plan on October 1, 2002 (the "Date of Participation") by all employees of Chiles who are both eligible to participate in the Chiles 401(k) Plan as of September 30, 2002 and are employed by the Company or a subsidiary of the Company on October 1, 2002, (iv) provide all employees of Chiles who begin to participate in the Plan as of the Date of Participation with credit for all actual service with Chiles for purposes of the eligibility and vesting provisions of the Plan, (v) provide that any participant in the Chiles 401(k) Plan who has credit under the Chiles 401(k) Plan for at least three years of vesting service as of the Date of Participation shall continue to vest under the Plan in his account balance in the Plan pursuant to the vesting schedule contained in the Chiles 401(k) Plan, (vi) provide that any participant in the Chiles 401(k) Plan who has credit under the Chiles 401(k) Plan for two years of vesting service as of the Date of Participation shall remain 40% vested in his account balance in the Plan but, subsequent to the Date of Participation, shall continue to vest in his account balance in the Plan pursuant to the vesting schedule of the Plan, (vii) provide that any participant in the Chiles 401(k) Plan who has credit under the Chiles 401(k) Plan for one year of vesting service as of the Date of Participation shall remain 20% vested in his account balance in the Plan but, subsequent to the Date of Participation, shall continue to vest in his account balance in the Plan pursuant to the vesting schedule of the Plan, (viii) provide that any participant in the Chiles 401(k) Plan as of the Date of Participation shall become fully vested in his account balance in the Plan as of the date he has both attained age 55 and received credit under the Plan for at least five years of vesting service, and (ix) provide that any participant in the Chiles 401(k) Plan as of the Date of Participation shall be eligible for an in-service withdrawal from the Plan under Section 15.5(c) of the Plan once every six months after he has attained 59-1/2;

       WHEREAS, the Company adopted Amendment No. 4 to the revised and restated Plan to retroactively amend the definition of Profit Sharing Entry Date in Section 1.16 of the Plan to conform the terms of Section 1.16 of the Plan to the actual operation of the Plan as authorized by Section 2.07(3) of Appendix B to Rev. Proc. 2002-47;

       WHEREAS, the Company adopted Amendment No. 5 to the revised and restated Plan to (i) reduce the service requirement to become eligible to participate in the 401(k) feature of the Plan, (ii) revise the requirements for an election to participate in the 401(k) feature of the Plan and for subsequent amendments to a salary reduction agreement, and (iii) increase the maximum deferral percentage that may be elected under a salary reduction agreement;

       WHEREAS, EGTRRA amended Section 401(a)(31)(B) of the Code to require that mandatory distributions of more than $1,000 from the Plan be paid in a direct rollover to an individual retirement plan as defined in Sections 408(a) and (b) of the Code if the distributee does not make an affirmative election to have the amount paid in a direct rollover to an eligible retirement plan or to receive the distribution directly and I.R.S. Notice 2005-5 provides that this provision becomes effective to the Plan for distributions on or after March 28, 2005; and

       WHEREAS, the Company now desires to adopt this Amendment No. 6 to the revised and restated Plan (i) effective as of September 1, 2005, to increase the normal retirement age under the Plan from age 60 to age 65, and (ii) effective as of March 28, 2005, to comply with the provisions of Section 401(a)(31)(B) of the Code, as amended by EGTRRA and the guidance issued in I.R.S. Notice 2005-5 relating to the application of the new rules in connection with automatic rollovers of certain mandatory distributions;

       NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the Company hereby adopts the following Amendment No. 6 to the Plan:

       1.     Section 1.30 of the Plan is hereby amended, effective September 1, 2005, to read as follows:

       Sec. 1.30  Normal Retirement Date means a Participant's or Former Participant's 65th birthday; provided that Normal Retirement Date means a Participant's or Former Participant's 60th birthday with respect to any Participant or Former Participant who has completed a Period of Service of at least three years, whether or not consecutive, as of September 1, 2005.

       2.     Section 15.2 of the Plan is hereby amended effective as of March 28, 2005 to read as follows:

       Sec. 15.2  Determination of Form and Timing of Payment. In determining which method or methods permitted in Section 15.1 shall be used in any case, the Administrator shall follow the directions of the Participant, Former Participant or Beneficiary involved. Notwithstanding the foregoing or any other provision of the Plan to the contrary, if the vested balance of the Participant's or Former Participant's Individual Account is $5,000 or less but more than $1,000, and the Participant or Former Participant does not elect, pursuant to Section 15.11, to have such vested balance paid directly to an Eligible Retirement Plan (as defined in Section 15.11) specified by the Participant or Former Participant in a direct rollover pursuant to Section 15.11 or to receive the mandatory distribution directly, then the Administrator shall direct the Trustee to pay the total distribution (including any amount rolled over to the Plan) in a direct rollover to an individual retirement rollover account ("IRRA") designated by the Administrator. Any Participant or Former Participant affected by this mandatory distribution will receive notice of the automatic rollover advising the Participant or Former Participant of the investment vehicle and fees and expenses of maintaining the IRRA. If the vested balance of the Participant's or Former Participant's Individual Account does not exceed $1,000, then subject to the requirements of Section 15.11, the Administrator shall direct the Trustee to pay the vested balance to the Participant, Former Participant or Beneficiary, as the case may be, in a single lump sum distribution. If the vested balance of the Participant's or Former Participant's Individual Account exceeds $5,000 and could be distributed to the Participant before the Participant or Former Participant attains (or would have attained if not deceased) the later of his Normal Retirement Date or age 62, the Participant or Former Participant must consent in writing or, if allowed by the Administrator, by Interactive Electronic Communication, to any distribution of such Individual Account. The consent of the Participant or Former Participant must be obtained within the 90-day period prior to the date benefit payments are to commence. The Administrator shall notify the Participant or Former Participant of the right to defer any distribution until his Required Beginning Date (as defined in Section 15.4(j)(ii)). Such Notice shall be provided no less than 30 days and no more than 90 days before benefit payments are to commence and shall include a general description of the material features, and an explanation of the relative values of, the forms of benefit available under Section 15.1 in a manner that would satisfy the notice requirements of Section 417(a)(3) of the Code and a description of his direct rollover rights under Section 15.11. Such distribution may commence less than 30 days after the Notice required under Treas. Reg.1.411(a)-11(c) is given, provided that (i) the Administrator clearly informs the Participant or Former Participant that the Participant or Former Participant has a right to a period of at least 30 days after receiving the Notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option) and (ii) the Participant or Former Participant, after receiving the Notice, affirmatively elects a distribution either in writing to the Administrator or, if allowed by the Administrator, by Interactive Electronic Communication. The consent of the Participant or Former Participant is not required to the extent that a distribution is required to satisfy either Section 401(a)(9) or Section 415 of the Code.

       IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has caused this Amendment No. 6 to be executed on the date first above written.

ENSCO INTERNATIONAL INCORPORATED

By: COMPANY
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